Exhibit 99.1

Operator

Good day, ladies and gentlemen, thank you for standing by. Welcome to the STAAR Surgical Second Quarter 2018 Financial Results Conference Call. (Operator Instructions) This call is being recorded today, Wednesday, August 1, 2018.

At this time, I would like to turn the conference over to Mr. Brian Moore with EVC Group.

Brian Moore -

Thank you, Haley, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the company's financial results for the second quarter, which ended on June 29, 2018. On the call today are Caren Mason, President and CEO of STAAR Surgical; and Deborah Andrews, Chief Financial Officer. The release of the second quarter results was issued just after 4:00 p.m. Eastern time and is now available on STAAR's website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference call and are subject to numerous important risk and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risk and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the safe harbor statement in today's press release as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so. In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and/or loss adjusted earnings per share, and net income and/or loss per share information. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's press release.

Following our prepared remarks, we will open the line to questions from publishing analysts. (Operator Instructions) We thank everyone in advance for their cooperation with this process. Now, I'd like to turn the call over to Caren Mason, President and Chief Executive Officer of STAAR Surgical.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Thank you, Brian, and good afternoon, everyone. I will begin the discussion with an overview of our strong second quarter performance and will follow with an update on our outlook for the remainder of the year. Deborah will then review key second quarter financial results before we open the call for your questions.

I am very pleased to report that the momentum in the second quarter was stronger than we anticipated and appears to be continuing into Q3. We set an all-time quarterly sales record for the company of $33.9 million, with ICL sales growing 67% and ICL unit growth of 66%. In addition, we achieved an overall gross margin of 74.4%. While we elected to make targeted investments during the quarter designed to foster continued growth into the future, we did earn $0.04 per share on a GAAP basis and $0.09 per share on a non-GAAP basis. It is also gratifying to note that we secured a significant strategic imperative for the company during the quarter, with the receipt of the closeout letter from the FDA on June 19. This closeout letter lifted the warning letter that dated back to 2014. The implementation of our Culture of Quality initiative here at STAAR, which began in the spring of 2015, in my opinion, played a major role in this achievement, and our entire organization continues to be committed to continuing and strengthening STAAR's emphasis on excellence.

Turning to the strong financial results for the quarter. I'd like to offer a few highlights. Our net sales for the quarter grew nearly 55%. As I mentioned, ICL revenue grew 67%, and our other products segment, which includes IOLs and injector parts grew 18%. Our gross margin for the quarter of 74.4% was up 390 basis points from the second quarter of 2017. The improvement in gross margin is primarily due to significantly increased production volumes of ICLs, resulting in lower production unit costs.

Once again, STAAR's key international markets are driving our growth. Japan, which is currently our second largest market, generated 131% year-over-year unit growth. This performance follows 56% ICL unit growth in Japan during the first quarter. As we discussed on our last call, we did expand our team in Japan during the second quarter to facilitate the significant increase in ICL demand in this market.

China, our largest market, turned in another exceptional quarter with 127% unit growth. Strong demand for lenses for the busy season in China began in June, resulting in more than anticipated ordering and shipment of lenses in Q2. Expectations are that our Q2 preparation has garnered strong results, enabling a strong Q3 in China for implants. How this may tamper ordering and replenishment in Q3 is being carefully monitored. Thus far though, in Q3, ordering remains strong. And July is looking to be the largest implant month for ICLs in our history in China.

I'd also like to highlight our growth of 61% in ICL units in India. Since the end of the second quarter, we've increased our investment in this market through the addition of team members with exceptional refractive surgery market track records. Our objective is to build on this momentum we are currently experiencing in India. Additional excellent performance for the quarter was delivered by Germany with 30% unit growth, our European distributors with 20% unit growth and Canada with 64% unit growth.

The U.S., which is the second-largest refractive surgery market in the world remains an underperforming key market. We believe, we are one step closer to a possible Toric Visian ICL launch in the U.S. and while we are not making any projections about timing for such a development, we continue to prepare for that opportunity.

At this point in my presentation, I'd like us all to step back for a moment and acknowledge the superb execution of the entire STAAR organization during the first half of 2018. Overall, from a sales perspective, we are 1 full year ahead of the 3-year plan we launched less than 12 months ago. I believe that the team is continuing to demonstrate on a worldwide basis, that our disciplined approach to surgeon's certification, practice development and consumer outreach in each of our key markets is leading to the increased premium and primary positioning we have earned and will continue to expand in our largest international markets.

The financial progress during the second quarter supports our view that our go-to-market strategy, in cooperation with the right partners, is generating better-than-expected returns and is leading us today to increase our target for growth for the full year 2018, which I will review in a few moments.

Turning to our new product pipeline. Our clinical programs remain ongoing. We are in the early stages of our European multi-EVO with EDOF presbyopia clinical trial. In addition, we have had discussions with the FDA about our submission for the Visian Toric ICL. We are also planning our submission for FDA approval of the EVO family of lenses. We will provide updates on these matters as appropriate and permitted.

On the marketing side, we made investments during the quarter in preparation for opening the U.S. market. These investments are anticipated to increase during the second half of the year. With a 55% increase in net sales during the period, operating expenses increased 32% as compared to last year's second quarter. Despite additional investment during the quarter, we achieved profitability.

Before I turn the call over to Deborah, I would like to update you on our target for 2018. In early May, we raised the bar on our 2018 sales target from low double-digit growth to closer to 20% growth. Today, based on our first half performance, and our belief that we may exceed 20% revenue growth for the second half of the year, we are raising our revenue and bottom line targets. We now believe our sales growth for the full year 2018 may now exceed 25% based on current market conditions. These growth targets continue to be based solely upon the momentum we are seeing in international markets and does not yet include any incremental U.S. contribution beyond our previous targets for currently approved products. From a profitability perspective, we are making investments to foster our longer-term growth. However, at this point, we do expect to achieve at least breakeven GAAP net income for the full year as compared to the $0.05 loss in 2017.

And with that, I'll now turn the call over to Deborah.

Deborah Andrews STAAR Surgical Company - CFO

Thank you, Caren, and good afternoon, everyone. I will start the financial overview with a summary of top line results and then provide more details by product and market.

STAAR reported net sales of $33.9 million in the second quarter of 2018, an increase of 55% over the $21.9 million reported for the second quarter of 2017. As Caren mentioned, the strong top line increase was driven by ICL revenue growth of 67% with unit growth of 66%. In addition, we did -- as we did with last quarter's reporting, we have combined the presentation of IOL sales, injector parts and other product sales into the Other Products category that better reflects STAAR's strategic ICL focus. The other product sales category grew 18% during the second quarter of 2018 and accounted for approximately 20% of our $33.9 million in net sales. Focusing on ICLs, as Caren mentioned during her remarks, the 67% ICL revenue growth during the second quarter was driven by strong unit growth in the company's key markets.

Moving down the income statement. Our gross profit margin for the second quarter was 74.4%, up 390 basis points compared to the prior year period gross margin of 70.5%. And while sales increased 55%, gross margin dollars increased 63%. The increase in gross margin resulted from lower unit costs and lower inventory provisions. For the 6-month period ended June 29, 2018, net sales grew 44% to $61 million and our gross margin has expanded to 73.2% from 71.1%. Our total operating expenses for the second quarter were $22.2 million, a 32% increase compared to the prior year quarter of $16.8 million. Second quarter operating expenses increased at a lower rate of growth in the top line, which grew 55%.

Taking a closer look at the components of operating expenses. G&A expense was $6.2 million as compared to $4.7 million during the year-ago period. The increase in G&A spending is due to an increase in salary related expenses, including bonus and stock compensation as well as additional expense in finance and information systems, and increased facility cost versus prior year. Sales and marketing expenses were $10.7 million, up 45% last year due to the increased investment in digital, consumer and strategic marketing and consumer infrastructure additions. Our R&D expenses were $5.3 million, which were up approximately $579,000 from the second quarter of 2017. The increase in R&D expenses is due to an increase in medical affairs expense and initial clinical expenses associated with our clinical trial for the next-generation ICL with EDOF optic, which is in its early stages. Operating expenses in Q3 2018 will be higher than the comparable period in 2017 and sequentially, due to the timing of the ESCRS tradeshow, which was held in Q4 2017 compared to Q3 in 2018. The company expects operating expenses in the second half of 2018 will exceed that of the first half of 2018.

We generated operating income of approximately $3 million during the second quarter. Net income during the second quarter was approximately $1.8 million or $0.04 per diluted share, a meaningful improvement as compared to a net loss of $971,000 or $0.02 per diluted share in the prior year period. On a non-GAAP basis, we reported adjusted net income for the second quarter of $3.9 million or $0.09 a share as compared with an adjusted net loss for the same period of 2017 of $0.4 million or $0.01 a share. Our table reconciling the GAAP information to the non-GAAP information is included in today's financial release.

Turning now to our balance sheet. Our cash, cash equivalents and restricted cash at June 29, 2018, totaled $21.4 million compared with $20.9 million, as of March 30, 2018. The company used approximately $200,000 in cash for operating activities in the second quarter of 2018, as we increased our accounts receivable by $3.6 million, and increased inventories by approximately $1.1 million to support the sales growth. The accounts receivable increase was to fund the 55% increase in revenue during the second quarter, the vast majority of which is international customers, with terms ranging between 60 and 90 days. We also used approximately $300,000 to purchase property and equipment. We generated net cash from financing activities during the quarter of approximately $1.5 million due to proceeds from restricted stock and stock option exercises. And therefore, increased our total cash compared to the first quarter of 2018.

Those conclude our prepared remarks. At this time, operator, please open the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question comes from Jason Mills of Canaccord Genuity.

Jason Richard Mills Canaccord Genuity Limited, Research Division - MD of Research & Analyst

Caren, can you hear me okay?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Yes, I can.

Jason Richard Mills Canaccord Genuity Limited, Research Division - MD of Research & Analyst

Caren, these are -- this is one of these quarters, where you see the -- initially and you're trying to figure out, if you're seeing the right number, it was so far above trendline, above expectations. So the first question I'm getting asked is -- just simply, is this sustainable? And so, I know you know the line of questioning, that you probably anticipated from a quarter this strong. So perhaps, take a minute and help us understand the strength in your business, and what you're seeing in the marketplace outside of the commentary you gave on China, which sounds terrific, that gives you confidence that what you are seeing now, and frankly have seen for the last couple of quarters, is perhaps the new normal that does not even include what, perhaps, we might anticipate in the coming years in the United States?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Okay. Well, first of all, we're all taking a deep breath here. After the extraordinary momentum that's been building, as you say, over the last couple of quarters. In terms of sustainability, we wouldn't predict this level of growth and did not. What we said is that even with the comparable prior year, where we really started to feel this momentum kicking in globally, we expect that even in a comparison to prior year's second half, we're seeing an excess of 20% or so growth. We want to be prudent, as we talk to you about what we think we can do. At the same time, we want to be taken seriously that we are not in any way withholding what we know, so as to lesson what we think we can do. I think the bottom line is trying to find that middle ground. And that's really where we are. So the best way to answer you is that, the build up to the busy season that is not only in China, but transcends to other markets around the world, where holidays begin in the summer months. A lot of the work we've been doing over the last 18 to 24 months is bearing fruit. Also, the strategic agreements we have require high growth levels in order to meet the expectations that we've set out there for key partnerships. So I think with the momentum, with the enthusiasm, with the upgrading and additions in staff that we've made. And I also want to do a shout out to our production and operations teams for doing an amazing job, as we saw the orders just bounding in on a higher level than we could have anticipated. So we're thrilled with this momentum. And we're going to do everything we can to continue it on a strong basis. But we've shown you, as best as we can, what we think is going to happen in the next couple of quarters.

Jason Richard Mills Canaccord Genuity Limited, Research Division - MD of Research & Analyst

That's helpful. And that last point you made, I wanted to dig in a little bit. On the growth was -- volume was so much higher than what we anticipated this quarter, one might think that perhaps with this level of volume, there could be hiccups on the manufacturing side or delivery side or somewhere. And it didn't seem like you saw it. So talk about your capacity to support even higher volumes, which, of course, you are anticipating in the years to come. What investments you need to make or are you prepared at this point to supply this significantly higher capacity, even if it were to come tomorrow? Then I had a couple of quick follow-ups, and I'll get back in queue after that.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Sure. And I appreciate the question. And I think you lead right into -- the heart of the matter for us was, over the last several months trying to understand and precipitate what might occur. And this management team did an amazing job of determining potential growth levels and what we would need to do in Monrovia as well as what we told you we were beginning to do in terms of investments in other facilities. And so we believe that for myopia, at this time, Monrovia is very well positioned, they worked exceptionally hard, especially when you realize that the much harder to make and longer cycle of Toric lenses is a much bigger part of the mix now, which is very good because of the higher price and better competitive positioning. But those lenses take longer. And we are working very, very hard to bring the time to the patient down dramatically in terms of number of days. Also to be able to determine the amount of inventory that we need to have in depot locations around the globe to be sure that we can compete aggressively with other refractive procedures. So that we can, within 24 hours, implant if necessary. And so, yes, the answer is rest assured that with the team, which is a combined effort certainly of our commercial operations group, our marketing team, our production team, that everybody is working very diligently to be absolutely sure we can keep up with the demand, and be ready and ahead of the curve as we see it growing.

 Jason Richard Mills Canaccord Genuity Limited, Research Division - MD of Research & Analyst

Got it. That's helpful. And two quick follow-ups. I'll get back in queue and let others in. You mentioned last quarter a movement, at least, somewhat of an initiative to go after, what would typically be basic customers, the lower myopes, and perhaps lower the price a little bit to make it competitive with other offerings in lower myopic subsets. Could you talk about that initiative? And then, going back up to the 20,000-foot level -- and I'll get back in queue after this, I promise, talk about the U.S. market, and I clearly hear you, you're probably not going to give us timelines for launch of Toric or EVO lenses or anything, it seems. But talk about the U.S. market potential relative to what you've seen in China. It took a couple of years for you guys to get -- to achieve this level of volume and momentum in China. Can we expect the U.S. market to replicate that, once you are, indeed, able to get products approved here? Is that a good model in other words?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Thank you, Jason. I'm going to answer the U.S. question first. We are so excited about the opportunity to meet, beat, exceed China in the United States. And I say that because we are so proud of this performance of our lenses. It's an extraordinary product, the EVO product, the Toric product and we are so excited to finally be able, we believe, to bring it at the right time, having done the right regulatory work, to bring it here into the United States. So the model that we built in China, with the extraordinary China team, has been instructional in so many ways in terms of getting the word out to the consumer, making sure that we had business models for private hospitals, for public corporations, for independent surgeon practices, building practice development, turning our training effort and certifying surgeons to a really whole new level of excellence, all of that we plan to bring to United States. We plan to hire exceptionally strong people in the U.S. on the commercials size, we're beginning that now. Individuals who move the needle dramatically and other medical device or ophthalmic companies. So we cannot wait to bring this excellence and this business model to the United States, we believe we're going to have a lot of fun. China, if you really look and you visit China, which we did in May, again, when you're in China, the beauty of it is the fun. The teams having the enthusiasm of the surgeons and the extraordinary thankfulness of the patients. We want to replicate that here. In terms of pricing, very quickly, we believe that when a surgeon has a patient, who has a choice at the lower dioptre levels, price does matter. And so, we are -- we think very well addressing what added volume we can get against what those price points will be. And where we've done it well, we see 30% plus increases in those accounts at the lower levels. So we're feeling very good about the model and the price structure and the ability to finally market our latest lenses in the United States.

Operator

Our next question comes from Brian Weinstein of William Blair.

Andrew Frederick Brackmann William Blair & Company L.L.C., Research Division - Associate

This is actually Andrew on for Brian today. So I wanted to ask on the guide. So I realized, it said exceed 25% growth for the full year on the top line. But judging and putting what you have in the first half already, it would imply that your back half growth in order to hit the bottom end of that would be around 8% growth in the back half. So I'm wondering, if there's anything that was pulled forward into Q2 or whether or not we should just take this as a little bit conservative.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

I would call it prudent. That's my favorite word today, prudent. The bottom line is -- that's why we decided that we needed to let you know that directionally, we see 20% growth in the second half. It won't be -- we don't see single digits. But at the same time, we thought when we started out the year that we were going to do somewhere in the low to mid-single -- double digits, then we went up to 20%, now we're up to 25%. And we feel this is the right cadence, as we communicate with you our growth cycle.

Andrew Frederick Brackmann William Blair & Company L.L.C., Research Division - Associate

Great. And then, my second question was on your comment around the FDA submission you're planning that for the EVO. Does that imply that you've had the discussion with them surrounding data -- using data from your OUS experience with that, in order to gain approval here?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Okay. So we do have plans and -- with the FDA. But we just find it better for -- not to discuss any in-process work that we're doing with the FDA. When we feel we have something we are allowed to share in terms of progress and process, we will do so. But our intent is clear. We want to bring EVO to the U.S. as soon as we can.

Operator

Our next question comes from Jim Sidoti of Sidoti & Company.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Can you hear me?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Yes, Jim.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Great. Great. So most of the medical device names in eye cover, when we think of seasonality, we think of Q3 being a little bit weak in the summer months and then a pick up again in Q4. You made some comments about the strong selling season, assuring summer selling season in China, should we think of Q2 as probably your strongest quarter of the year ahead of that?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

We are really learning as we go here. And to be honest with you, we thought Q3 last year, if you remember was going to be the biggest quarter. But because of the anticipation of the dramatically increased demand, we got a lot of orders in Q2 to cover Q3, so we'd be very competitive and have lenses available. And as I said, we had our biggest implant month ever in China in July. So we did the right thing. And so, when we think about the quarters, Q2 and Q3 for Asia are going to be very strong. And Q1 and Q4, not so -- not as strong.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Okay. And on the last call, you talked about leasing some space for additional manufacturing capacity. Can you just give us an update on how -- what's the status of that space and if that's up and running?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Yes, we have secured the space. We have -- we've made significant and important improvements in the space. We have a strong early team of leadership there in terms of getting ready for what we hope will be a presbyopic ICL introduction. And so, we at this point, intend to manufacture our presbyopic lens in Lake Forest.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Okay. And then, last question, I'll just sneak in. Is the FDA pathway still -- is the point still to have Toric approved first in the U.S.?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Yes.

Operator

(Operator Instructions) And our next question comes from Chris Cooley of Stephens.

Christopher Cook Cooley Stephens Inc., Research Division - MD

Can you hear me okay, Caren?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Yes, Chris.

Christopher Cook Cooley Stephens Inc., Research Division - MD

Super. And before I get my two in, let me just publicly say congratulations to you, the management team, the Board and all the employees for what's been just a tremendous effort and extreme amount of diligence and perseverance on your part. So well deserved congrats. Would you maybe just help us better understand, when you think about the U.S. operations today, help us think about what you need to do to scale those operations over time, not only in terms of reps, but in terms of the consumer marketing effort? Just, kind of -- what's going to entail to get that organization ready to go for what we all would anticipate would be a very successful launch in the U.S., post FDA clearance of both the Toric and the EVO offering? And then I've got one quick follow-up.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Sure. So with Toric introduction, we would have a moderate increase in investment. We believe that the Toric product will be well received by current surgeons and obviously, there will be some enthusiasm around having a Toric refractive alternative for the astigmatic patient, especially with high correctional requirements. However, when we really think about the investment, if we think that when EVO is available for the U.S., that we will do a very similar rollout as we did in China. We start in the major metropolitan areas, where we make significant investment in digital marketing, consumer outreach, advertising, surgeon training, practice development upgrades, et cetera. And we make sure that we have surgeons ready, their practice is ready, their front office is ready, et cetera, and so all of that then becomes basically a mini-P&L for each of the major markets. And then, we definitely do a little bit of planting ahead of demand, but then we very much backfill as demand grows. So it's a very good and a very, I think, profitable way for us to grow well. And so, that's what we'll do in the United States is, we already are planning and we're hiring some core key leads to support bringing a much stronger effort into the U.S. market. Being direct, it's a much easier situation for us in terms of the ability to turn on this picket where we need to, when we need to, the right way. So I think, in terms of how we are going to invest and expand in the U.S., it's going to be on a staged rollout, not only geographically, but in terms of which products we're introducing.

Christopher Cook Cooley Stephens Inc., Research Division - MD

That's really helpful. And then maybe just -- I'll squeeze two quickies and then I'll get in queue. Would you maybe give us, one, an update, when we think about the presbyopia lens, you gave us some high-level data on that at the end of last year at the Investor Day, when think about outcomes, end points, any update as to when we might see a broader data set as we think about commercialization in Europe or OCE market at least, at a minimum, next year. And then, as a, kind of a follow-on to what you just answered, could you maybe contrast the U.S. market versus China. So when we think about the U.S. it seems to be a lot more disintermediated, a lot individual practitioners, although we are seeing growth in the more of a corporate aspect of refractive. Maybe anything that's nuanced about the U.S. that might be better served to the type of marketing approach that you've employed outside the United States? Or are they basically the same? I'm just trying to gauge the relative return for that same type of investment here in the states.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Sure. So with regard to the presbyopic data, while we are in the pivotal clinical trial, we cannot discuss, nor are we made privy to a lot of what's going on in the trial and we can't release it until the trial is over, it's been submitted and the regulatory body allows us to share that information. We do have the finalized data from the first-in clinical trial, and that information will be shared with other doctors at the upcoming Experts Meeting in Vienna. So there's some opportunity there for clinician-to-clinician understanding of what this presbyopic lens can really do. In terms of the U.S. market, and as you term it, the different kind of practice is here versus the larger practice, the public hospital and the for-profit large corporations, we believe that the current larger LASIK providing chains are interested in premium procedures that can not only support their current business model, but enhance and expand it. And so, we believe that in the U.S., there will be an opportunity with the larger chains to serve as lead or anchor accounts to start a much stronger wave of interest amongst patients as well as all surgeons in the catchment areas. Post that, there are also a number of larger practices, there are a number of surgeons that are earlier in their career, who want to expand, but do not want to spend capital for a large equipment-centric practice. And there's also the university hospitals, we are looking at research organizations, we are looking at fellowship programs to train refractive surgeons, so they learn how to do intraocular surgery within their residency. So we have a number of programs, a multipronged approach to really substantially take the China model, but tailor-make it to the U.S. in every way.

Operator

Thank you. Ladies and gentlemen, this concludes today's question-and-answer session. I would like to turn the call back to Caren Mason, President and Chief Executive Officer of STAAR Surgical Company for any closing remarks.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Thank you for your participation on our call today. We'll be on the road again, gladly meeting with the financial community in the coming weeks, including at the Canaccord conference on August 8, in Boston. As always, we appreciate your interest and investment in our company. All the best to all of you.

Operator

Ladies and gentlemen, thank you for your participating in today's conference. This concludes the program. And you may now disconnect. Everyone, have a great day.